UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2020

NORDSON CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Ohio	0-7977	34-0590250
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

28601 Clemens Road, Westlake, Ohio 44145

(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: 440-892-1580

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Shares, without par value	NDSN	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 8, 2020, the Company announced that Joseph P. Kelley, 47, has been named Executive Vice President, Chief Financial Officer of the Company, effective July 6, 2020 (the “Start Date”). Mr. Kelley succeeds Gregory A. Thaxton, who previously announced his intent to retire and who will step down from his role as Chief Financial Officer of the Company upon Mr. Kelley’s Start Date. Mr. Thaxton will continue to be employed as an Executive Vice President to the Company until his retirement on August 28, 2020. The Board of Directors of the Company expects to formally appoint Mr. Kelley as Chief Financial Officer, effective as of the Start Date, at its regularly scheduled meeting to be held on May 28, 2020.

Mr. Kelley has served as chief financial officer of Materion Corporation (NYSE: MTRN), a publicly traded advanced chemicals company, since 2015. Throughout his career, he served in roles of increasing financial responsibility at Materion, PolyOne Corporation (NYSE: POL), a publicly traded specialty chemicals company, and Lincoln Electric (Nasdaq: LECO), a publicly traded global manufacturer. In 2003, he joined Lincoln Electric, where he was responsible for global consolidation and external reporting. He was later promoted at Lincoln Electric to lead investor relations and mergers and acquisitions. In 2009, Mr. Kelley continued to advance his career when he became vice president of financial planning and investor relations at PolyOne Corporation. In 2012, he joined Materion, where he was ultimately promoted to chief financial officer, leading the company’s accounting, tax, treasury, financial planning, procurement and investor relations. Mr. Kelley has a Bachelor of Science degree in business administration from John Carroll University.

Effective on the Start Date, Mr. Kelley’s annual base salary will be $500,000 and his annual cash bonus opportunity target will be 75% of his annual base salary, with his actual bonus based upon the performance measures and objectives established by the Board of Directors from time to time, subject to the Compensation Committee’s discretion. For fiscal year 2020, Mr. Kelley’s minimum bonus will be 0% of target and the maximum bonus will be 200% of target, and will be pro-rated based on his period of service in fiscal year 2020. He will also be eligible to participate in the Company’s health and welfare plans and certain other benefits generally available to the Company’s other executive officers. Additional information about the Company’s executive compensation program can be found in its 2020 Proxy Statement. Effective as of the Start Date, the Company expects to enter into indemnification and change in control agreements in substantially the same forms as the Company has entered into with each of the Company’s existing directors and certain executive officers.

On the Start Date, the Compensation Committee of the Board will grant Mr. Kelley under the Company’s equity plan (i) restricted shares having an economic value of $900,000 which will vest in equal amounts each year over 3 years; (ii) stock options having an economic value of $700,000 which will vest in equal amounts each year over 4 years, with a term of 10 years; and (iii) for the fiscal year 2020-2022 performance period, a grant of target shares having an economic value of $500,000 that cliff vest at the end of a three-year performance period subject to achievement at target of performance metrics previously established by the Compensation Committee for the fiscal year 2020-2022 performance cycle. Effective following the November 2020 Compensation Committee meeting, Mr. Kelley will be granted a long-term incentive award with an economic value of $850,000, based on the same equity mix granted to all other officers at that time.

There are no other arrangements or understandings between Mr. Kelley and any other persons, other than his compensation terms, pursuant to which he was appointed to the office described above and no family relationship among any of the Company’s directors or executive officers and Mr. Kelley. Mr. Kelley does not have any direct or indirect interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	The Company’s press release dated May 8, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NORDSON CORPORATION

Date: May 11, 2020	By:	/s/ Gina A. Beredo
Gina A. Beredo
Executive Vice President General Counsel & Secretary